UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 04, 2026

QuantumScape Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39345	85-0796578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 Technology Drive
San Jose, California		95110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 452-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	QS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2026, Ross Niebergall was appointed to the Board of Directors (the “Board”) of QuantumScape Corporation (the “Company”), to serve as a director with a term of office expiring at the Company’s next annual meeting of stockholders. No committee appointments for Dr. Niebergall have been made at this time.

Dr. Niebergall is an experienced executive with decades of service in the defense sector, leading research and development and technology commercialization in defense applications for multiple defense primes. Dr. Niebergall has served on the board of V2X, Inc. (NYSE: VVX), a provider of critical mission solutions and support services to the defense customers worldwide, since January 2026. He served as President of the Aerojet Rocketdyne segment for L3Harris Technologies, Inc. (“L3Harris”) (NYSE: LHX), an aerospace and defense technology company, from 2023 to 2025. Previously, Dr. Niebergall served as Vice President and Chief Technology Officer of L3Harris from 2019 to 2023, and as Vice President and Chief Technology Officer of Harris Corporation, a major U.S. defense and communications technology company from 2017 until 2019, when it merged into L3Harris. He previously worked for more than 10 years at RTX Corporation (formerly Raytheon Technologies Corporation), an aerospace and defense company, holding various roles including Vice President, Engineering and Technology of Raytheon and CEO of Thales-Raytheon Systems LLC. Dr. Niebergall has a Bachelor’s degree in mathematics from the University of Regina in Canada, and a Master’s and Doctorate degree in mathematics from the University of Notre Dame.

In accordance with the Company’s Amended and Restated Outside Director Compensation Policy (the “Director Compensation Policy”), Dr. Niebergall is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Dr. Niebergall will receive $80,000 in annual cash compensation for service on the Board. Dr. Niebergall was granted an initial equity award of 40,973 restricted stock units, which will vest one-twelfth quarterly over three years starting May 15, 2026, subject to Dr. Niebergall’s continued service through each vesting date in accordance with the Director Compensation Policy, and a pro-rated annual equity award of 6,402 restricted stock units, which will vest in full on the earlier of the one-year anniversary of the grant date or the day before the Company's next annual meeting of stockholders, subject to Dr. Niebergall’s continued service through such vesting date in accordance with the Director Compensation Policy.

There are no arrangements or understandings between Dr. Niebergall and any other persons pursuant to which Dr. Niebergall was appointed a director of the Company. There are no family relationships between each of Dr. Niebergall and any other director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Dr. Niebergall, a copy of which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on December 2, 2020. Other than the indemnification agreement, Dr. Niebergall does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

The foregoing description of the terms of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, a copy of which is filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QuantumScape Corporation

Date:	March 5, 2026	By:	/s/ Michael McCarthy
Name: Michael McCarthy Title: Chief Legal Officer and Head of Corporate Development